Exhibit 10.2

Ballengee Holdings, LLC	James Ballengee Manager 5220 Spring Valley Road, Ste. 520 Dallas, Texas 75254 (p) (318) 469-3084 (e) jballengee@ballengeeholdings.com

October 7, 2024

Russ Shelton

Delivered via email to russ.shelton@endeavorcrude.com

Re:	Side Letter for Additional Compensation

Dear Russ:

Reference is hereby made to that certain Executive Employment Agreement dated October 1, 2024, by and between Vivakor Administration, LLC, as Company, and Russ Shelton, as Executive (the “Employment Agreement”). Capitalized terms used but not defined in this letter shall have the meanings set forth in the Employment Agreement.

On or after January 1, 2025, Ballengee Holdings, LLC (“BH”) covenants and agrees to compensate you in an amount equal to the positive difference between Three Hundred Seventy-five Thousand and No/100s U.S. Dollars ($375,000.00 USD) annually less your then-current Base Compensation, paid in equal bi-weekly installments and less applicable governmental withholdings, upon the failure of Company to increase the Base Compensation to $375,000.00 on or before January 1, 2025.

Furthermore, BH covenants and agree to compensate you in an amount equal to One Hundred Thousand and No/100s U.S. Dollars ($100,000.00 USD) in a one-time lump sum cash special bonus payment (the “Special Bonus”) no later than five (5) business days subsequent Vivakor, Inc.’s successful raising and funding of no less than $5,000,000.00 USD in cash proceeds from the sale and issuance of equity securities on or before December 31, 2024. The Special Bonus shall not accrue or be due and owing if such equity capital raise is unsuccessful or raises less than $5,000,000.00 USD in cash proceeds on or before December 1, 2024.

Any breach or default of the Employment Agreement by Executive shall constitute a material breach and default of this letter agreement. The obligations contained in this letter agreement shall be for a term concurrent with that of the Employment Agreement, are entirely and wholly conditional upon Executive’s continued employment with the Company pursuant to and consistent with the Employment Agreement, and any termination of the Employment Agreement pursuant to Section 5(b) thereof shall render this letter agreement null and void ab initio. This letter agreement constitutes the complete and entire agreement of the parties hereto, and may only be amended or modified in writing. This letter agreement shall be governed by the laws of the State of Texas, without regard to its rules or principles regarding conflicts of law. If any provision of this letter agreement is determined, to any extent, to be invalid or unenforceable, the entirety of this letter agreement shall be rendered null, void, and unenforceable ab initio. This letter agreement may not be assigned by Executive in whole or in part.

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Russ Shelton

Do not hesitate to contact me should you have any further questions or concerns.

BALLENGEE HOLDINGS, LLC

By:
Name:	James H. Ballengee
Title:	Manager

Agreed, acknowledged, accepted, and entered into by the undersigned on the date first set forth above.

EXECUTIVE:

RUSS SHELTON

By: